Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	MEDIA CONTACT:
916-403-2755	Joseph Hansen, Pacific Ethanol, Inc.
866-508-4969	916-403-2123

InvestorRelations@pacificethanol.net	jhansen@pacificethanol.net

PACIFIC ETHANOL, INC. ANNOUNCES ADJUSTMENT TO ITS THIRD QUARTER 2008 FINANCIAL RESULTS

Sacramento, CA, November 17, 2008 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the leading West Coast-based marketer and producer of ethanol, today announced an adjustment to its previously reported financial results for the quarter ended September 30, 2008.

The Company previously reported a non-cash asset impairment charge of $26.6 million related to its suspended Imperial Valley ethanol plant construction project, which represented $43.8 million in property and equipment less $17.2 million in construction-related liabilities. The Company increased its impairment charge by $14.3 million to a total of $40.9 million. The increase represents impairment on the gross amount of $43.8 million in property and equipment less estimated future undiscounted cash flows. This increase will result in future non-cash gains to the extent the Company is discharged from its construction-related liabilities.

The Company’s independent registered public accounting firm has completed its review of the Company’s financial statements for the period and the Company expects to file its Form 10-Q for the period on November 17, 2008.

The Company’s updated Consolidated Statements of Operations and Balance Sheets are set forth below.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol. Pacific Ethanol has ethanol plants in Madera and Stockton, California; Boardman, Oregon; and Burley, Idaho. Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed. Pacific Ethanol has achieved its goal of 220 million gallons per year of ethanol production capacity in 2008 and has the goal to increase total production capacity to 420 million gallons per year in 2010. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to obtain additional debt or equity financing, including additional working capital financing, or absent new sources of financing, the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the ability of Pacific Ethanol to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008 and the “Risk Factors” section of Pacific Ethanol’s Form 10-Q for the quarterly period ended September 30, 2008 to be filed with the Securities and Exchange Commission.

(tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$183,980	$118,118	$543,489	$331,123
Cost of goods sold	204,265	113,359	547,673	299,902
Gross profit (loss)	(20,285)	4,759	(4,184)	31,221
Selling, general and administrative expenses	6,731	5,920	24,275	23,742
Impairment of asset group	40,900	─	40,900	─
Impairment of goodwill	─	─	87,047	─
Income (loss) from operations	(67,916)	(1,161)	(156,406)	7,479
Other income (expense), net	(2,774)	(998)	(4,184)	312
Income (loss) before noncontrolling interest in variable interest entity	(70,690)	(2,159)	(160,590)	7,791
Noncontrolling interest in variable interest entity	1,523	(2,683)	47,939	(7,502)
Net income (loss) before provision for income taxes	(69,167)	(4,842)	(112,651)	289
Provision for income taxes	─	─	─	─
Net income (loss)	$(69,167)	$(4,842)	$(112,651)	$289
Preferred stock dividends	$(807)	$(1,050)	$(3,296)	$(3,150)
Deemed dividend on preferred stock	$ ─	$ ─	$(761)	$ ─
Loss available to common stockholders	$(69,974)	$(5,892)	$(116,708)	$(2,861)

Net loss per share, basic	$(1.23)	$(0.15)	$(2.44)	$(0.07)

Net loss per share, diluted	$(1.23)	$(0.15)	$(2.44)	$(0.07)
Weighted-average shares outstanding, basic and diluted	56,717	39,928	47,791	39,833

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
ASSETS	2008	2007
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$13,979	$5,707
Investments in marketable securities	7,452	19,353
Accounts receivable, net	30,837	28,034
Restricted cash	12,152	780
Inventories	33,279	18,540
Prepaid expenses	1,828	1,498
Prepaid inventory	2,403	3,038
Derivative instruments	195	1,613
Other current assets	3,884	3,630
Total current assets	106,009	82,193
Property and equipment, net	537,833	468,704
Other Assets:
Goodwill	--	88,168
Intangible assets, net	5,766	6,324
Other assets	9,689	6,211
Total other assets	15,455	100,703
Total Assets	$659,297	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2008	2007
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$21,613	$22,641
Accrued liabilities	14,248	8,526
Accounts payable and accrued liabilities – construction-related	34,308	55,203
Contract retentions	948	5,358
Other liabilities – related parties	212	900
Current portion – notes payable	46,407	11,098
Short-term note payable	1,500	6,000
Derivative instruments	10,350	10,353
Total current liabilities	129,586	120,079

Notes payable, net of current portion	234,537	151,188
Other liabilities	3,493	1,965
Total Liabilities	367,616	273,232
Commitments and Contingencies
Noncontrolling interest in variable interest entity	47,936	96,082
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized;
Series A: 0 and 5,316 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively
Series B: 2,346 and 0 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	2	5
Common stock, $0.001 par value; 100,000 shares authorized; 57,779 and 40,606 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	58	41
Additional paid-in capital	478,231	402,932
Accumulated other comprehensive income (loss)	471	(2,383)
Accumulated deficit	(235,017)	(118,309)
Total stockholders’ equity	243,745	282,286
Total Liabilities and Stockholders’ Equity	$659,297	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

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